CODE OF ETHICS

                                       OF

                               ACAP STRATEGIC FUND

                           Effective December 2, 2009

          This Code of Ethics (the "Code") has been adopted by the Board of Trustees (the "Board") of ACAP Strategic Fund (the "Fund") in compliance with Rule 17j-l (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of recommended investments and investment intentions of the Fund may abuse their fiduciary duties and otherwise to deal with the type of conflict of interest situations to which the Rule is addressed. This Code applies to the Fund's independent board members -- or, INDEPENDENT ACCESS PERSONS (as defined below). Each ACCESS PERSON of the Fund (as defined by the Rule) that is employed by the investment adviser of the Fund, its managing member or a principal underwriter of the Fund is required to comply with the provisions of any code adopted by that service provider and such individual will not be subject to this Code (except where indicated to the contrary herein).(1)

A.   PURPOSE

          This Code states the general principle for the operations of the Fund, sets the standard for the members of the Board, and establishes procedures to assure transactions are carried out consistent with the standard. It differs from a code of ethics for an operating company because the Fund contracts with others to provide all the services required by shareholders and the Fund's officers are generally employees of service providers. Accordingly, the Board, in entering into contracts on behalf of the Fund, shall evaluate the code of ethics of each service provider to determine that it has established principles that give reasonable assurance the Fund will be managed consistent with the long-term interests of all shareholders. In addition, the Board shall evaluate the practices of a service provider to determine that the practices are consistent with its principles by considering:

          o the tone set by senior management of a service provider regarding the way in which the business will be managed; and
          o the candor of the service provider's employees and their commitment to serve all clients fairly, and the responsiveness of the service provider to addressing issues that arise.

B.   DEFINITIONS - AS USED HEREIN:

          INDEPENDENT ACCESS PERSON
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(1) The scope of the Code and its  applicability  reflect the fact that separate codes of ethics have been adopted by SilverBay Capital Management LLC (the "Adviser") its managing member, Alkeon Capital Management, LLC and Mainsail Group, L.L.C. (the "Joint Code"), and by SMH Capital Inc. (the "SMH Code"). (Mainsail Group, L.L.C. and SMH Capital Inc. serve as co-distributors of shares of beneficial interest ("Shares") of the Fund and are referred to herein as the "Distributors.") All personnel of the Adviser and the Distributors who are "access persons" of the Fund, as such term is defined by the Rule, are subject to the provisions of either the Joint Code or the SMH Code, as applicable, which have been approved by the Board in accordance with the requirements of the Rule, and such persons shall not be subject to the terms of this Code.


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          An  INDEPENDENT  ACCESS  PERSON is a trustee of the Fund who is not an
          "interested person" (as defined by the 1940 Act) of the Fund or the Adviser or its managing member. The Fund's Chief Compliance Officer (the "CCO") shall maintain a list of INDEPENDENT ACCESS PERSONS of the Fund and advise them of their status once a year.

          COVERED SECURITY AND A COVERED SECURITY TRANSACTION

          A COVERED SECURITY is any stock, bond or other instrument as defined in Section 2(a)(36) of the 1940 Act. A COVERED SECURITY is not a security issued by the Government of the United States, a bankers' acceptance, a bank certificate of deposit, commercial paper, high quality short-term debt instruments or shares issued by a registered open-end investment company. A COVERED SECURITY TRANSACTION includes, among other things, a transaction in a COVERED SECURITY, an option to purchase or sell a COVERED SECURITY and an over-the-counter contract on a narrow-based index of securities.

C.   GOVERNING PRINCIPLES

          The general principle is that the Fund shall be managed and its shares shall be distributed in compliance with all applicable laws, regulations and policies set forth in corporate documents and regulatory filings and in accordance with high business standards.

          The Board shall fulfill its fiduciary and oversight responsibility with respect to each service provider by monitoring its operations, serving as a resource, forming opinions regarding the quality and scope of the services provided, and taking such actions as may be required.

          In that regard, fiduciary principles govern the personal investment activities of the Fund's INDEPENDENT ACCESS PERSONS, including, at a minimum, the following: (1) the duty at all times to place the interests of the Fund first; (2) the requirement that all personal securities transactions be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) the fundamental standard that personnel providing services to the Fund should not take inappropriate advantage of their positions.

D.   POLICY REGARDING INSIDER TRADING

          No ACCESS PERSON or INDEPENDENT ACCESS PERSON (or any family member of such person) who has any material non-public information relating to a COVERED SECURITY or to any publicly-traded companies with whom the Fund or its Adviser (or its affiliates) does business, such as clients, partners, or suppliers, may buy or sell such COVERED SECURITIES (or securities of such publicly-traded companies), pass the information to others for use in trading in securities or otherwise attempt to take advantage of the information.

E.   STANDARD OF CONDUCT

          Each INDEPENDENT ACCESS PERSON shall render decisions based upon the best interest of the Fund and its shareholders.


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F.   PROCEDURES

          These procedures are intended to assure compliance with the standard of conduct.

          1.   PERSONAL SECURITY TRANSACTIONS

          An independent member of the Board is a person who is not an "interested person" of the Fund or of a service provider, as that term is defined in the 1940 Act. Each independent member shall comply with the provisions in this portion of the Code as reasonably necessary to prevent such persons from violating the anti-fraud provisions of the Rule.

          PROHIBITED SECURITY TRANSACTIONS IN COVERED SECURITIES

          No INDEPENDENT ACCESS PERSON shall purchase or sell, directly or indirectly any COVERED SECURITY in which such INDEPENDENT ACCESS PERSON has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, or cause any account over which he or she has any direct or indirect influence or control to purchase or sell any COVERED SECURITY, if at the time of such purchase or sale he or she knew or should have known the COVERED SECURITY is being considered for purchase or sale, or is being purchased or sold, for the Fund.

          2.   REPORTING

          INDEPENDENT ACCESS PERSONS shall report to the Chair of the Board, who shall have responsibility for reviewing each report, on a quarterly (if applicable) and an annual basis as follows:

          QUARTERLY REPORT

          No quarterly report shall be filed unless at the time of a COVERED SECURITY TRANSACTION, the INDEPENDENT ACCESS PERSON knew or in the ordinary course of fulfilling his or her official duties as a Board member should have known, that during the 15-day period immediately preceding or following the date of the transaction, the COVERED SECURITY was purchased or sold or was being considered for purchase or sale for the Fund. It is the responsibility of the Fund officers and the Adviser (and its affiliates) to keep to a minimum any discussion pertaining to COVERED SECURITIES that are being considered or being actively traded for the Fund and to alert INDEPENDENT ACCESS PERSONS when such a discussion occurs so that they can either pre-clear a personal transaction or avoid trading the COVERED SECURITY.

          ANNUAL REPORT

          An annual report shall be filed stating whether he or she has read the Code and complied with its provisions.

G.   RECORDKEEPING

          The CCO shall maintain the following records for a period of six years and shall keep all reports filed pursuant to this Code confidential except that such reports may be made available to the Securities and Exchange Commission ("SEC") or any representative thereof upon proper request:

          1.   A copy of the Code;


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          2.   A list of all  INDEPENDENT  ACCESS  PERSONS and a list of persons responsible for reviewing their reports;

          3.   A record of all pre-clearances;

          4.   A record of any violation and of any action taken;

          5.   A copy of each report filed under this Code; and

          6. A copy of each written report and certification furnished to the Board by the CCO, on the Fund's behalf (as required by Section K below).

H.   DOING BUSINESS WITH OR BORROWING MONEY FROM THE FUND

          No INDEPENDENT ACCESS PERSON, no members of their families, no company for which they serve as a director, access person, nor any partnership or association of which they are a member, may:

          1. Borrow money or other property from the Fund, directly or indirectly, except the Fund may own debt securities including commercial paper of such a company provided the securities are issued on the same terms of other comparable securities.

          2. Buy or sell any security or other property from or to the Fund as principal unless permitted to do so by statute, rule or order of the SEC (or an interpretation by its staff) and done pursuant to procedures established by the Board.

I.   OWNING SHARES OF STOCK OF A BROKER, INVESTMENT ADVISER OR AFFILIATED
     COMPANY

          No INDEPENDENT ACCESS PERSON nor any member of his or her immediate family may own, directly or indirectly, any security issued by the Adviser or the Distributors, or by an affiliated company of the Adviser or the Distributors.

J.   RECEIVING OR GIVING GIFTS

          No INDEPENDENT ACCESS PERSON may:

          1. Directly or indirectly, give to, solicit or receive from any person with whom he or she transacts business on behalf of the Fund or that may be related, directly or indirectly, to any transaction of the Fund, any gratuities in money or services of more than nominal value.

          2. Use assets of the Fund to reward or remunerate officials of any government for decisions or actions favorable to the Fund or to its access persons.

          3. Use assets of the Fund for political contributions for the support of political parties or political candidates.

          4. Establish any unrecorded fund or bookkeeping account for any purpose.


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          5.   Give  any  information  or data of or about  the  Fund to  anyone except as is already public, without the pre-clearance of the Fund's CCO.

          6.   Falsely report or record any expenditure of monies.

K.   REVIEW OF THE CODE BY THE BOARD

          On an annual basis, the Board shall review the operation of this Code and shall adopt such amendments (pursuant to Section L below) as may be necessary to assure that the provisions of the Code continue to establish standards and procedures that are reasonably designed to detect and prevent activities that would constitute violations of the Rule.

          In connection with the annual review of the Code, the CCO, on the Fund's behalf, will provide to the Board, and the Board will consider, a written report that:

          1. Describes any issues arising under the Code or related procedures during the past year, including, but not limited to, information about material violations of the Code or any procedures adopted in connection therewith and that describes the sanctions imposed in response to material violations; and

          2. Certifies that the Fund and each service provider have adopted procedures reasonably necessary to prevent access persons from violating the Code.

L.   AMENDMENTS AND MODIFICATIONS

          This Code may not be amended or modified, in any material respect, except in a written form which is specifically approved by majority vote of the Board's independent trustees.

Dated as of December 2, 2009.





Adopted by the Board of Trustees of ACAP Strategic Fund.

























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